EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-124140, 333-122628, 333-110855, 333-110854, 33-40730, 333-103573, 333-59516, 333-38378, 333-166521 and 333-183243) and Form S-3 (Nos. 333-120776, 333-49952, 333-48194) and Form S-3ASR (No. 333-209123) of Molson Coors Brewing Company of our report dated February 11, 2016, except for the change in the supplemental guarantor information described in Note 19, as to which the date is June 28, 2016, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
June 28, 2016